Exhibit 99.1

Enveric Biosciences Receives Notice of Allowance from USPTO for EVM301 Series of Drug Candidates

New composition of matter claims establish intellectual property for Enveric’s EVM301 Series of novel small molecules designed to promote neuroplasticity without inducing hallucinations.

CAMBRIDGE, Mass., June 5, 2023 – Enveric Biosciences, Inc. (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, today announced that it has received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for a patent application pertaining to its EVM301 Series of molecules being developed as potential treatments for mental health disorders.

The soon-to-issue patent titled, “Carboxylated Psilocybin Derivatives and Methods of Using” contains composition of matter claims for a family of tryptamine-based drug candidates. Enveric is progressing its EVM301 Series of compounds through lead generation and candidate characterization efforts as it aims to develop compounds that engage the serotonin 5HT2a receptor and other neurotransmitter receptors to promote neuroplasticity and, consequently, therapeutic benefit without inducing the hallmark hallucinations associated with most psychedelic and psychedelic-inspired molecules. This innovative therapeutic approach could be game-changing in the treatment of depression and anxiety disorders by offering the opportunity to administer medications without requiring a healthcare professional to be present during treatment. Enveric believes this paradigm would significantly enhance the commercial potential for its EVM301 Series drug candidates when compared to the market for currently anticipated treatment modalities for first-generation psychedelics undergoing late-stage clinical studies.

“Our EVM301 Series of molecules are designed based on tryptamines, long established as potent binders of the targeted 5HT2a receptor,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “The potential to capture composition-of-matter patent claims in the tryptamine field is challenging for most entrants as the creation of novel tryptamines has been an area of concentrated scientific focus for decades. Those tryptamines currently undergoing the most widespread clinical studies, such as psilocybin, DMT and 5MeO-DMT, are also challenging to protect because they are derived from natural sources. Naturally occuring molecules are not patentable, per se, as compositions of matter, but instead require non-obvious innovations in synthesis, formulation, or method of use, to secure patents. The narrower scope inherent to these types of patents can be less effective in protecting products from marketplace competitors.”

Dr. Tucker continued: “Consequently, Enveric is excited about this Notice of Allowance. A broad composition-of-matter patent footprint in tryptamine-based structures is both rare and valuable, particularly if the molecules so protected are potentially non-hallucinogenic yet still promote neuroplasticity. Enveric is working to build a robust intellectual property portfolio for the EVM301 Series with precisely these characteristics. The Notice of Allowance announced today is an important step in that direction, and we anticipate additional patent claims involving our EVM301 Series in the coming months.”

Enveric has filed ten additional distinct patent families to date protecting its EVM301 Series. Previously, Enveric announced the receipt of two Notices of Allowance governing its psilocin-prodrug EVM201 Series.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of anxiety disorders. Enveric is also advancing its second program, the EVM301 Series, to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; manage its future growth effectively; achieve the intended benefits of the cost reduction plan to the extent or as quickly as anticipated; transition from third-party service providers supporting R&D efforts to internal science teams without any adverse impact on Enveric’s ongoing and planned clinical trials; and engage the cost reduction plan efforts without negatively impacting Enveric’s business operations and reputation.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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